EXHIBIT 99.1

AES Corporation (ticker: AES, exchange: New York Stock Exchange) News Release - 3-Oct-2002

AES Launches Exchange Offer for Its Notes Maturing in 2002 and 2003 as Part of a Broader Refinancing Plan

ARLINGTON, Va., Oct 3, 2002 (BUSINESS WIRE) -- The AES Corporation (NYSE: AES) announced today that it had commenced an offer to exchange a combination of cash and new senior secured securities for up to $500 million of senior notes due in 2002 and 2003.

The offer affects $300,000,000 aggregate principal amount outstanding of its 8.75% Senior Notes due 2002 ("2002 Notes") and $200,000,000 aggregate principal amount outstanding of its 7.375% Remarketable and Redeemable Securities due 2013, which are puttable in 2003 ("ROARs"). Pursuant to the exchange offer, AES is offering the following: (1) for each $1,000 principal amount of its 2002 Notes, $500 in cash and $500 principal amount of a new issue of its 10% senior secured notes due 2005 and (2) for each $1,000 principal amount of its ROARs, $1,000 principal amount of its new 10% senior secured notes due 2005. In addition, holders that tender prior to October 25, 2002 and do not withdraw such securities will, if the exchange offer is consummated, be entitled to an early tender bonus payment in the amount of $15 for each $1,000 principal amount of 2002 Notes tendered and $5 for each $1,000 principal amount of ROARS tendered.

Consummation of the exchange offer is subject to a number of significant conditions, including, without limitation, that (1) valid and unwithdrawn tenders are received representing at least 75% in aggregate outstanding principal amount of the 2002 Notes and the ROARs on a combined basis, (2) AES' concurrent entry into the new senior secured credit facility (described below), (3) the valid amendment of certain documentation executed in connection with the issuance of the ROARS in order to permit the consummation of the exchange offer and (4) the absence of certain adverse legal and market developments.

The exchange offer will terminate at 5:00 p.m. on November 8, 2002 unless extended (the "Expiration Date"). Tenders of the 2002 Notes and the ROARs may be withdrawn at any time prior to the later of October 25, 2002 and the time AES announces that it has received valid and unwithdrawn tenders representing at least 75% in aggregate principal amount of the 2002 Notes and the ROARs on a combined basis but in no event later than the Expiration Date.

The new senior secured notes will be secured equally and ratably with all debt outstanding under the new senior secured credit facilities, by first-priority liens, subject to certain exceptions and permitted liens, on (i) all of the capital stock of domestic subsidiaries owned directly by AES and 65% of the capital stock of certain foreign subsidiaries owned directly by AES and (ii) certain intercompany receivables, intercompany notes and intercompany tax sharing agreements owed to AES by its subsidiaries. In addition, the new senior secured notes will be subject to a mandatory offer to repurchase with a portion of the net cash proceeds received from certain asset sales by AES.

The offering of the new senior secured notes in the exchange offer is being made only to "qualified institutional buyers" and "persons other than a U.S. person" located outside the United States, as such terms are defined in accordance with Rule 144A and Regulation S of the Securities Act of 1933, as amended.

The new senior secured notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the new senior secured notes may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the new notes.

Concurrently, AES is also launching a new multi-tranche $1.6 billion senior secured credit facility, which will be secured equally and ratably with the new senior secured notes. The proposed bank facility will replace the following existing facilities: the $850 million revolver due March 2003, the $425 million term loan due August 2003, the $262.5 million term loan to AES subsidiary AES EDC Funding II L.L.C. due July 2003, and the (pound)52.3 million letter of credit facility. Consummation of the new senior secured facility is subject to a number of conditions, including the completion of the aforementioned exchange offer for the bonds and participation of all of its existing lenders.

CONTACT: AES Corp. Kenneth R. Woodcock, 703/522-1315